Exhibit 10.1

The Hanover Insurance Group, Inc.

Compensation for Non-Employee Directors

— For the annual service periods beginning on the date of the Annual Meeting of Shareholders—

Standard Fees	Description
Annual Director Retainer
- Stock Component	- $150,000 valuation
- Issued pursuant to the Company’s 2022 Long-Term Incentive Plan (the “2022 Plan”)
- Cash Component	- $105,000
Committee Chair Annual Retainer (amount includes Committee Annual Retainer)	- $21,000 for the chair of the Nominating and Corporate Governance Committee
- $25,000 for the chair of the Compensation and Human Capital Committee
- $36,000 for the chair of the Audit Committee
Chair of the Board Retainer	- $125,000
Committee Annual Retainer	- $10,000 for each member of the Nominating and Corporate Governance Committee (excluding the Committee Chair)
- $11,000 for each member of the Compensation and Human Capital Committee (excluding the Committee Chair) - $15,000 for each member of the Audit Committee (excluding the Committee Chair)
Deferred Compensation Plan

- Directors may defer receipt of their cash and stock compensation (including any cash compensation that is converted into stock under the Conversion Program). Deferred cash amounts are accrued in a memorandum account that is credited with interest derived from the so-called General Agreement on Tariffs and Trade (GATT) Rate (3.99% for 2023). All deferrals are pursuant to The Hanover Insurance Group, Inc. Non-Employee Director Deferral Plan.

Conversion Program	- At the election of each director, cash retainers may be converted into Common Stock of the Company with such stock issued pursuant to the 2022 Plan
Reimbursable Expenses	- Travel and related expenses incurred in connection with service on the Board of Directors and its Committees
Matching Charitable Contributions	- Company will provide matching contributions to qualified charitable organizations up to $5,000 per director per year